Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

Patterson-UTI Energy, Inc.
1997 Long-Term Incentive Plan

     This Restricted Stock Award Agreement (the “Agreement”) is made by and between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), Cloyce A Talbott (the “Recipient”) effective as of the 28th day of April, 2004 (the “Grant Date”), pursuant to Patterson-UTI Energy, Inc. 1997 Long-Term Incentive Plan, as amended (the “Plan”), which is incorporated by reference herein in its entirety.

     Whereas, the Company desires to grant to the Recipient the shares of equity securities specified herein (the “Shares”), subject to the terms and conditions of this Agreement; and

     Whereas, the Recipient desires to have the opportunity to hold Shares subject to the terms and conditions of this Agreement;

     Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)	“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of Shares issued to the Recipient hereunder and the obligation to forfeit and surrender such shares to the Company.

(b)	“Restricted Shares” shall mean the Shares that are subject to the Forfeiture Restrictions under this Agreement.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.	Grant of Restricted Shares. Effective as of the Grant Date, the Company shall cause to be issued in the Recipient’s name the following Shares as Restricted Shares: 25,000 shares of the Company’s common stock, $.01 par value per share. The Company shall cause certificates evidencing the Restricted Shares to be issued in the Recipient’s name, and, subject to the Forfeiture Restrictions and other terms and conditions of this Agreement, the Recipient shall have all the rights of a stockholder with respect to such Restricted Shares. Regular, ordinary dividends paid with respect to the Restricted Shares in cash shall be paid to the Recipient currently. All other dividends and distributions, whether paid in cash, stock in the Company, rights to acquire stock in the Company or any other property shall be added to and become a part of the Restricted Shares. Upon issuance, the certificates shall be delivered to the Secretary of the Company or to such other depository as may be designated by the Committee under the Plan as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse. Effective as of the Grant Date, the Recipient shall deliver to the Company all stock powers, endorsed in blank, relating to the Restricted Shares. In accepting this award of Shares the Recipient accepts and agrees to be bound by all the terms and conditions of the Plan.

3.	Transfer Restrictions. The Shares granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, the Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Recipient agrees (i) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

4.	Vesting. The Shares that are granted hereby shall be subject to the Forfeiture Restrictions. All of the Forfeiture Restrictions shall lapse and the Restricted Shares shall vest as follows (it being understood that the number of shares of Restricted Shares as to which all restrictions have lapsed and which have vested in the Recipient at any time shall be the greatest of the number of vested Shares specified in subparagraph (a), (b), (c) or (d) below):

(a)	The Recipient shall become vested as to the Restricted Shares pursuant to the following vesting schedule:

(i)	on the third anniversary of the Grant Date, 50% of the Restricted Shares subject to this Agreement shall vest; and

(ii)	on the fourth anniversary of the Grant Date, the remaining 50% of the Restricted Shares subject to this Agreement shall vest.

(b)	If the Recipient’s employment with the Company and all Subsidiaries is terminated for any reason other than death or disability, or for no reason at all, before all the Shares have vested, the Shares that have not vested shall be forfeited and the Recipient shall cease to have any rights of a stockholder with respect to such forfeited Shares.

(c)	In the event of the termination of the Recipient’s employment with the Company and all Subsidiaries due to death or disability before all of the Share have vested, the Recipient shall become vested in the number of Restricted Shares equal to the sum of the following:

(i)	a number equal to the product of (A) 50% of the Restricted Shares that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 1095, plus

(ii)	a number equal to the product of (A) 50% of the Restricted Shares that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date and ending on and including the date of the Recipient’s termination of employment due to death or disability, and the denominator of which is 1461.

(d)	Upon the occurrence of a Change of Control (as defined in Section 5.9 of the Plan), the Shares that have not vested as of the date of such Change of Control shall be 100% vested; provided, however, that this subparagraph (d) shall not apply if, within the meaning of the proviso in Section 3.1(c) of the Plan, the Recipient is the Person or forms part of the Person as specified in Section 5.9(1) of the Plan.

Shares that have not vested in accordance with subparagraphs (a), (b), (c) or (d) above shall be forfeited and the Recipient shall cease to have any rights of a stockholder with respect to such forfeited Shares

Upon the lapse of the Forfeiture Restrictions with respect to Shares granted hereby, the Company shall cause to be delivered to the Recipient a stock certificate representing such Shares, and such Shares shall be transferable by the Recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

5.	Capital Adjustments and Reorganizations. The existence of the Restricted Shares shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	Tax Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to the Recipient for federal, state or local income, employment, excise or other tax purposes with respect to which the Company has a withholding obligation (including, but not limited to, any such withholding obligation resulting from an election described in Section 7 of this Agreement) the Recipient shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if the Recipient fails to do so, the Company is authorized to withhold from the Shares granted hereby or from any cash or stock remuneration then or thereafter payable to the Recipient in any capacity any tax required to be withheld by reason of such resulting income.

7.	Section 83(b) Election. The Recipient shall not exercise the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without the prior written approval of the Chief Financial Officer of the Company. If the Chief Financial Officer of the Company permits the election, the Recipient shall timely comply with the Recipient’s obligations under, and the Company shall have all the rights under, Section 6 of this Agreement with respect to any tax withholding obligation relating to any such election.

8.	No Fractional Shares. All provisions of this Agreement concern whole Shares. Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

9.	Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Recipient and the Company or guarantee the right to remain an employee of the Company for any specified term.

10.	Legend. The Recipient consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 3.1(b) of the Plan as determined by the Committee.

11.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, by facsimile transmission or by courier or delivery service, to the Company at 4510 Lamesa Hwy., Snyder, Texas 79549, Attention: Restricted Stock, facsimile number (325) 574-6307, and to the Recipient at the Recipient’s address and facsimile number (if applicable) indicated beneath the Recipient’s signature on the execution page of this Agreement, or at such other address and facsimile number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

12.	Amendment and Waiver. Except as otherwise provided in Section 5.3 of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

13.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

14.	Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Shares granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Recipient, the Recipient’s permitted assigns, executors, administrators, agents, legal and personal representatives.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

16.	Grant Subject to Terms of Plan and this Agreement. The Recipient acknowledges and agrees that the grant of the Restricted Shares hereunder is made pursuant to and governed by the terms of the Plan and this Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the Restricted Shares pursuant to this Agreement is subject in all respects to the more detailed provisions of the Plan and to the shareholders’ approval of the Plan.

Exhibit 10.2

     In Witness Whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Recipient has executed this Agreement, all effective as of the date first above written.

PATTERSON-UTI ENERGY, INC.
By:	/s/ A. Glenn Patterson
Name:	A. Glenn Patterson
Title:	President

RECIPIENT:
/s/ Cloyce A. Talbott
Name:	Cloyce A Talbott
Address:	4510 Lamesa Hwy. Snyder, TX 79549

Facsimile No.:

Irrevocable Stock Power

     Know all men by these presents, That the undersigned, For Value Received, has bargained, sold, assigned and transferred and by these presents does bargain, sell, assign and transfer unto Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), the Shares transferred pursuant to the Restricted Stock Award Agreement dated effective as of April 28, 2004, between the Company and the undersigned; and subject to and in accordance with such Restricted Stock Award Agreement the undersigned does hereby constitute and appoint the Secretary of the Company the undersigned’s true and lawful attorney, IRREVOCABLY, to sell assign, transfer, hypothecate, pledge and make over all or any part of such Shares and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or his or her substitutes shall lawfully do by virtue hereof.

     In Witness Whereof, the undersigned has executed this Irrevocable Stock Power effective the                     day of                                       , 2004.

Name: Cloyce A Talbott